Exhibit (a)(5)(i)
IVAX Announces Tender Offer for 4.5% Convertible Senior Subordinated Notes
due 2008
     Miami, Florida – November 23, 2005 – IVAX Corporation (AMEX: IVX; LSE: IVX.L; WSE: IVX) announced today that it has commenced an offer to repurchase any and all of its outstanding 4.5% Convertible Senior Subordinated Notes due 2008 (the “Notes”). The indenture governing the Notes requires IVAX to make the offer as a result of the approval by IVAX shareholders on October 27, 2005, of the merger (the “Merger”) of IVAX with and into a wholly owned subsidiary of Teva Pharmaceutical Industries Ltd. (“Teva”) pursuant to an Agreement and Plan of Merger dated July 25, 2005.
     IVAX is offering to purchase the Notes for cash at a purchase price, per $1,000 principal amount, equal to 100% of the principal amount, together with $6.50 per $1,000 principal amount, representing accrued and unpaid cash interest to, but excluding, January 7, 2006. In the event that all of the outstanding Notes are tendered in the tender offer, the aggregate purchase price required for IVAX to purchase the tendered Notes is estimated to be approximately $285,745,350. The tender offer for the Notes will expire at 5:00 p.m., Eastern Time, on Friday, December 23, 2005, unless extended or earlier terminated. Holders may withdraw their tendered Notes at any time prior to the expiration time. As required by the indenture governing the Notes, on January 9, 2006, IVAX will purchase all Notes properly tendered and not withdrawn. All Notes purchased pursuant to IVAX’ offer will be retired upon purchase. IVAX expects to fund the tender offer with cash on hand.
     Following consummation of the Merger, the Notes not tendered in the offer will no longer be convertible into IVAX common stock. Instead, each $1,000 principal amount of the Notes will be convertible 50% into cash and 50% into Teva ADRs based on the 50/50 ratio of cash and Teva ADRs that IVAX’ shareholders will be receiving in the Merger. This provision in the indenture covering the Notes differs from the corresponding provisions of the indentures covering IVAX’ 1.5% Convertible Senior Notes due 2024, 1.875% Convertible Senior Notes due 2024 and 1.5% Convertible Senior Notes due 2025, which provide that, following the Merger, such notes will become convertible based on the consideration that non-electing IVAX shareholders will be receiving in the Merger.
     Neither IVAX’ Board of Directors nor any other person makes any recommendation as to whether holders of Notes should choose to tender their Notes in this offer, and no one has been authorized to make such a recommendation.
     The Notes may be tendered only in accordance with the Notice of Change in Control and Offer to Purchase dated November 23, 2005. Noteholders may obtain the Notice of Change in Control and Offer to Purchase through the paying agent, U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107, Attn: Specialized Finance Dept., telephone number: (800) 934-6802.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     HOLDERS OF IVAX’ OUTSTANDING 4.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008 AND OTHER INTERESTED PARTIES ARE URGED TO READ IVAX CORPORATION’S NOTICE OF CHANGE IN CONTROL AND OFFER TO PURCHASE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IVAX CORPORATION AND THE OFFER. HOLDERS ARE ALSO URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER
     Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may be obtained without charge at IVAX Corporation’s website, www.ivax.com, or by directing a request to IVAX Corporation’s investor relations department at IVAX Corporation, Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137.
     THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A TENDER OFFER FOR THE NOTES. THE TENDER OFFER WILL BE ONLY PURSUANT TO THE NOTICE OF CHANGE IN CONTROL AND OFFER TO PURCHASE AND OTHER RELATED DOCUMENTS.
     Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “may,” “plans,” “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of IVAX Corporation and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond IVAX’ control. These include, but are not limited to, that the offer will not be consummated; that IVAX may not have sufficient funds available to repurchase the Notes on the repurchase date; that the merger will not be consummated; that economic, competitive, and other factors may affect IVAX and its operations; and the other risk factors detailed in reports filed by the Company with the Securities and Exchange Commission. IVAX cautions that the foregoing factors are not exclusive.
CONTACT:
David Malina
Vice President/Investor Relations & Corporate Communications
305.575-6043